news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136 Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release...

August 8, 2005

UNIT CORPORATION ANNOUNCES SIGNING

OF AGREEMENT FOR RIG ACQUISITION

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Drilling Company, has signed a purchase and sale agreement to acquire seven drilling rigs from Texas Wyoming Drilling, Inc., a Texas-based privately-owned company. The purchase price of the acquisition is $32 million, $20 million to be paid in cash and $12 million to be issued in stock. The acquisition is anticipated to close on or before August 31, 2005.

Of the seven drilling rigs, five are currently operating under contract and two are in the process of refurbishment and are anticipated to be operational before the closing date. The rigs are active in the Barnett Shale area of North Texas. Six of the seven drilling rigs are mechanical, with one being a diesel electric rig, and range from 400 to 1,700 horsepower.

Mr. Larry Pinkston, Unit’s President and Chief Executive Officer, said, “This acquisition will create a new market area for Unit, which is an area of Texas that has extensive drilling activity. We expect the acquisition to be immediately accretive to annual earnings in the range of 11 to 13 cents per share at current dayrates. We believe this area of operations will be beneficial to the growth of the company and will expand our fleet to 111 drilling rigs at the close of the acquisition.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the risk this acquisition may not close, that the anticipated impact on annual earnings may not be met, the intended operating location of the recently acquired drilling rigs, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.